Exhibit 10.29

EXECUTION COPY

THIRD AMENDED AND RESTATED

EMPLOYMENT AND NONCOMPETITION AGREEMENT

THIS THIRD AMENDED AND RESTATED EMPLOYMENT AND NONCOMPETITION AGREEMENT (this “Agreement”), dated as of January 25, 2020, by and between ROBERT R. HILL, JR. (“Executive”) and SOUTH STATE CORPORATION, a bank holding corporation organized under the laws of South Carolina (the “Company”).

BACKGROUND STATEMENT

WHEREAS, prior to the date hereof, Executive provided services to the Company pursuant to an Employment Agreement dated as of September 30, 1999, as amended by the First Amended and Restated Employment Agreement dated as of May 6, 2006 (the “First Amended Employment Agreement”), as amended by the Second Amended and Restated Employment and Noncompetition Agreement dated as of December 31, 2008 (the “Prior Agreement”), which Prior Agreement was entered into in order to, among other things, extend the term of the First Amended Employment Agreement and provide additional benefits to Executive;

WHEREAS, the Company and South State Bank, the banking subsidiary of the Company, have entered into a strategic merger transaction (the “Merger”) with CenterState Bank Corporation, a Florida corporation (“CenterState”) and CenterState Bank, N.A. the banking subsidiary of CenterState, pursuant to the Agreement and Plan of Merger by and between the Company and CenterState, dated as of the date hereof;

WHEREAS, in the event the Effective Date (as defined below) does not occur, this Agreement shall be null and void ab initio and of no further force or effect, and the Prior Agreement shall remain in effect in accordance with its terms; and

WHEREAS, in connection with the consummation of the Merger, the board of directors of the Company (the “Board”) believes it is in the best interest of the Company and its subsidiaries to amend and restate the Prior Agreement in its entirety as set forth herein to provide for the terms and conditions of Executive’s continued service to the Company following the Effective Date and to restrict competition with the Company and its subsidiaries by Executive upon termination of his employment.

STATEMENT OF AGREEMENT

NOW THEREFORE, in consideration of the mutual covenants herein, Executive and the Company agree as follows:

1.	Employment. The Company agrees to employ Executive, and Executive agrees to serve the Company, upon the terms and conditions set forth in this Agreement.

NOTICE

THIS CONTRACT IS SUBJECT TO ARBITRATION PURSUANT TO THE UNIFORM ARBITRATION ACT AS ADOPTED IN SOUTH CAROLINA AT SECTION 15-48-10 THROUGH SECTION 15-48-240, SOUTH CAROLINA CODE OF LAWS (1976, AS AMENDED)

2.         Term of Employment.  The term of Executive’s employment hereunder shall commence upon the date of the consummation of the Merger (such date, the “Effective Date”) and shall continue until December 31 of the fifth full calendar year following the Effective Date, unless terminated earlier as provided in Section 6 (the “Term”); provided,  however, that on December 31 of the fourth full calendar year following the Effective Date and on December 31 of each calendar year thereafter, the Term shall be automatically extended for one year (so that on December 31 of the fourth full calendar year following the Effective Date, the Term shall be extended until December 31 of the sixth full calendar year following the Effective Date), unless no later than December 31 of the applicable calendar year the Board provides Executive notice in writing of non-renewal (so that in the event notice is provided on or prior to December 31 of the fourth full calendar year following the Effective Date, the Term shall expire on December 31 of the fifth full calendar year following the Effective Date).

3.         Position and Responsibilities; Location.

(a)        During the Term, Executive shall serve as, and with the title, office and authority of, Executive Chairman of the Company and of the surviving subsidiary bank of the Company (the “Bank”), and shall report solely to the Board and the board of directors of the Bank (the “Bank Board”).  Executive shall have the duties, responsibilities, rights, power and authority as Executive Chairman of the Company and of the Bank that may from time to time be delegated or assigned to him by the Board and the Bank Board and shall be the senior-most executive officer of the Company and the Bank.  From the Effective Date until the third anniversary thereof (the “Specified Period”), (i) the removal of Executive from the position of Executive Chairman of the Company, or failure to appoint or re-nominate Executive to, such position, (ii) any termination of Executive’s employment by the Company or (iii) any modification to Executive’s reporting relationships as set forth in this Agreement or Article III of the bylaws of the Company shall, in each case, require the affirmative vote of at least 75% of the Entire Board of Directors.  For purposes of this Agreement, the term “Entire Board of Directors” means the total number of directors that the Board would have if there were no vacancies.

(b)       During the Term, Executive shall perform his services to the Company and the Bank at such locations within the geographic area that the Company and the Bank conduct business as are determined in Executive’s sole discretion.

4.         Duties.  During the Term, Executive shall devote substantially all of his business time, attention, skills and efforts to the business of the Company and the Bank and the faithful performance of his duties and responsibilities hereunder.  Executive shall be loyal to the Company and the Bank and shall refrain from rendering any business services to any person or entity other than the Company and its affiliates without the prior written consent of the Company.  Executive may, and is encouraged to, participate in such civic, charitable and community activities that do not substantially interfere with the performance of his duties under this Agreement.  Executive shall be permitted to make private investments so long as these investments do not materially and adversely affect his employment hereunder.

5.         Compensation and Benefits.  For all services rendered by Executive to the Company and the Bank hereunder, the Company shall compensate Executive as follows:

(a)        Total Direct Compensation.  During the Term, the Company shall pay Executive an annual salary (the “Base Salary”) and Executive shall be eligible for an annual cash bonus opportunity (an “Annual Bonus”) and an annual long-term incentive opportunity denominated in shares of Company common stock (a “Long-Term Incentive Award” and, together with the Base Salary and Annual Bonus, Executive’s “Total Direct Compensation”), each on terms as described below.  During the Term, Executive’s Total Direct Compensation shall be no less than 60% of the total direct compensation (calculated in the same manner as Executive’s Total Direct Compensation) of the Chief Executive Officer of the Company (the “Chief Executive Officer”) and shall be allocated among Executive’s Base Salary, Annual Bonus and Long-Term Incentive Awards in the same proportions as applicable to the Chief Executive Officer.

(i)         Base Salary.  Subject to the requirements of this Section 5(a), Executive shall be paid a Base Salary of at least $585,000 per year.  The Base Salary shall be payable in accordance with the Company’s customary payroll practices.

(ii)       Annual Bonus.  Subject to the requirements of this Section 5(a), Executive shall be eligible for an Annual Bonus based on a target opportunity equal to at least 115% of Executive’s Base Salary, in accordance with the terms and conditions of the Company’s plans and policies governing annual bonus awards and the Company’s policies and procedures as established from time to time, which Annual Bonus shall be payable on terms and subject to performance goals that are no less favorable than those applicable to the Chief Executive Officer. For the year in which the Effective Date occurs, Executive’s Annual Bonus shall be determined (A) for the portion of the calendar year in which the Effective Date occurs that elapses prior to the Effective Date, based on Executive’s annual bonus opportunity as in effect immediately prior to the Effective Date and without regard to the total direct compensation of the Chief Executive Officer, and (B) for the portion of the calendar year in which the Effective Date occurs following the Effective Date, as set forth in this Section 5(a).

(iii)      Long-Term Incentives.  Subject to the requirements of this Section 5(a), Executive shall be eligible for a Long-Term Incentive Award in respect of each calendar year during the Term following 2020, all of which shall be subject solely to service-based vesting over a three-year period following the grant date, with a grant date fair value equal to at least 280% of Executive’s Base Salary, in accordance with the terms and conditions of the Company’s plans and policies governing long-term incentive awards and the Company’s policies and procedures as established from time to time, which Long-Term Incentive Award shall be payable on terms that are no less favorable than those applicable to the Chief Executive Officer.

(b)       Pay to Integrate Award.  The Company shall pay to Executive in accordance with the Company’s customary payroll practices a one-time lump sum cash payment in an amount equal to $3,300,000 (the “Pay to Integrate Award”) on the 30th day following successful completion of the systems conversion of the Company and CenterState (the “Conversion Date”), subject to Executive’s continued employment with the Company through the Conversion Date, except as otherwise set forth in Section 6.

(c)        Pay to Lead Award.  The Company shall grant to Executive on the Effective Date an award of restricted stock units denominated in shares of Company common stock with a grant date fair value equal to $3,300,000 (the “Pay to Lead Award”).  The Pay to Lead Award shall vest in full on the second anniversary of the Effective Date, subject to Executive’s continued employment with the Company through such date, except as otherwise set forth in Section 6.

(d)       Transition Payment.  On the Effective Date, the Company shall deposit an amount in cash equal to $6,187,000 (the “Transition Payment”) into a deferred compensation account maintained by the Company, with Executive having sole authority to notionally invest the Transition Payment in such account.  The Transition Payment shall be payable to Executive in accordance with the Prior Agreement as follows, subject to Executive’s compliance with Sections 8 and 9  of this Agreement:  (i) the portion of the Transition Payment in respect of the payment described in Section 9(f) of the Prior Agreement shall be payable to Executive on the payment schedule contemplated by Section 9(f) of the Prior Agreement, and (ii) the portion of the Transition Payment that is not in respect of the payment described in Section 9(f) of the Prior Agreement to be paid in a lump sum on the date of termination, unless a different payment timing is required under Section 409A of the Internal Revenue Code (the “Code”).

(e)        Reimbursement of Expenses.  The Company shall pay or reimburse Executive for all reasonable travel and other business related expenses incurred by him in performing his duties under this Agreement.  Such expenses shall be appropriately documented and submitted to the Company in accordance with the Company’s policies and procedures as established from time to time.  The Company shall make all reimbursements to Executive under this Section 5(e) no later than March 15 of the year following the year in which Executive incurred the related expense.

(f)        Vacation and Sick Leave.  Executive shall be provided with vacation and sick leave in accordance with the Company’s policies and procedures for senior executives as established from time to time, on terms no less favorable than those applicable to the Chief Executive Officer.

(g)        Employee Benefit Plans.  During the Term, Executive shall be entitled to participate in the employee benefit plans of the Company and its affiliates and their respective successors and assigns, as presently in effect or as they may be modified or added to from time to time, on terms no less favorable than those applicable to the Chief Executive Officer.

(h)       Other Fringe Benefits.  During the Term, the Company shall reimburse Employee for the expense of his attendance at such meetings and conventions as may be approved by the Board, and reimburse Executive for Country Club and such other dues and fees as may be approved by the Board, on terms no less favorable than those applicable to the Chief Executive Officer.  The Company shall make all reimbursements to Executive under this paragraph no later than March 15 of the year following the year in which Executive incurred the related expense.

(i)         Treatment of Preexisting Equity Awards.  On the Effective Date, all outstanding equity-based awards denominated in shares of Company common stock granted to Executive prior to the date hereof (collectively, the “Preexisting Equity Awards”) shall immediately vest in full, with any applicable performance goals deemed satisfied based on the greater of target and actual performance through the Effective Date.  With respect to any Preexisting Equity Awards representing an option to purchase shares of Company common stock, such Preexisting Equity Awards shall vest in full upon the Effective Date and remain outstanding and exercisable in accordance with the applicable terms and conditions governing such awards.

(j)        Total Compensation.  Executive’s (i) Base Salary as of the date of Executive’s termination of employment, (ii) the greatest of (A) Executive’s target Annual Bonus for the fiscal year in which Executive’s termination of employment occurs, (B) Executive’s Annual Bonus for the fiscal year preceding the fiscal year in which Executive’s employment terminates and (C) the average Annual Bonus for the three fiscal years preceding the year of termination, and (iii) the value of annual premiums in respect of Executive’s health, medical, dental and vision insurance and the value of Executive’s fringe benefits as of the date of Executive’s termination of employment are together hereinafter referred to as Executive’s “Total Compensation.”  Total Compensation does not include any payments under the Company’s long-term incentive program paid in Company common stock.  For the avoidance of doubt, Total Compensation shall be determined without regard to any reduction in compensation or benefits that could entitle Executive to claim Good Reason.

6.         Termination of Employment.

(a)        Termination For Cause.  Subject to Section 3(a),  the Company shall have the right to terminate Executive’s employment hereunder for Cause.  In the event of the termination of Executive’s employment for Cause under this Section 6(a), the Company shall have no further obligation to Executive under this Agreement other than the payment of (i) any accrued but unpaid Base Salary, which shall be payable within 30 days following the date of termination, (ii) any unpaid Annual Bonus for a completed year, which shall be payable on the schedule described in Section 5(a)(ii), and (iii) any other amounts or benefits required to be paid or provided or that Executive is eligible to receive under any plan, program, policy or practice of the Company or its affiliates through the date of termination (including, without limitation, any unreimbursed expenses incurred through the date of termination in accordance with Section 5(e), and any unpaid portion of the Transition Payment).  Termination for Cause shall be effective immediately or upon notice to Executive of such termination as may be determined by the Board.

For purposes of this Agreement, “Cause” means:  (i) the willful and repeated failure of Executive to materially perform his responsibilities and duties hereunder after Executive has been given written notice by the Board specifying in general the reasons Executive is failing to perform his duties and responsibilities hereunder; (ii) the commission of an act by Executive constituting material dishonesty or fraud against the Company or any of its affiliates; (iii) the conviction for or the entering of a guilty or no contest plea with respect to a felony; (iv) habitual absenteeism, reporting to work under the influence of alcohol or unlawful use of controlled substances; or (v) the commission of an act by Executive involving gross negligence or moral turpitude that brings the Company or any of its affiliates into public disrepute or disgrace or causes material harm to the customer relations, operations or business prospects of the

Company or any of its affiliates.  For purposes of this provision, no act or failure to act, on the part of Executive, shall be considered “willful” unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive’s action or omission was in the best interests of the Company and its affiliates.  If an action or omission constituting Cause is curable, Executive may be terminated under such clauses only if Executive has not cured such action or omission within 30 days following written notice thereof from the Company.  Further, Executive shall not be deemed to be discharged for Cause unless and until there is delivered to Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the Entire Board of Directors (or, during the Specified Period, not less than 75% of the Entire Board of Directors) at a meeting called and duly held for such purpose (after reasonable notice is provided to Executive and Executive is given an opportunity, together with counsel for Executive, to be heard before the Board), finding in good faith that Executive is guilty of the conduct set forth above and specifying the particulars thereof in detail.  Any such determination shall be made by the Board (or equivalent governing body of the ultimate parent entity of the Company or its successor) and shall be subject to de novo review pursuant to the dispute resolution provisions of Section 11(k).

(b)       Termination Upon Death or Disability.  Executive’s employment hereunder shall terminate in the event of the death or, subject to Section 3(a), Disability (as defined below) of Executive.  Upon the termination of Executive’s employment due to Executive’s death or Disability, Executive or his estate shall be entitled to (i) any accrued but unpaid Base Salary or Consulting Fee, which shall be payable within 30 days following the date of termination, (ii) as applicable, any unpaid Annual Bonus for a completed year, which shall be payable on the schedule described in Section 5(a)(ii), or any earned but unpaid Discretionary Bonus, which shall be payable within 30 days following the date of termination (except that the payment of any such Annual Bonus or Discretionary Bonus will be subject to Executive executing and not revoking and returning to the Company a release agreement in the form attached as Exhibit A) and (iii) any other amounts or benefits required to be paid or provided or that Executive is entitled to receive under any plan, program, policy or practice of the Company or its affiliates through the date of termination (including, without limitation, any unreimbursed expenses incurred through the date of termination in accordance with Section 5(f), and any unpaid portion of the Transition Payment), which shall be payable on the schedule contemplated by the applicable plan, program, policy or practice (collectively, the “Accrued Obligations”) and the following payments and benefits, with payment in the case of death to be made to Executive’s estate unless Executive has directed otherwise in a writing directed to the Company prior to his death:

(i)         The Pay to Integrate Award, to the extent not previously paid, shall be paid in full in a lump sum within 30 days following Executive’s termination of employment, or any different payment timing required by Section 409A of the Code;

(ii)       The Pay to Lead Award, to the extent not previously vested, shall immediately vest in full on the date of Executive’s death or termination of employment due to Disability and shall be settled within 30 days following such date;

(iii)      Any equity-based awards denominated in shares of Company common stock granted to Executive following the date hereof (collectively, the “New Equity Awards”) shall vest immediately upon Executive’s termination of employment (in the case of performance-based awards, subject to the satisfaction of applicable performance goals, as determined at the end of the performance period) and shall be settled within 60 days following the date of termination (or, in the case of performance-based awards, within 60 days following the end of the applicable performance period), or any different payment timing required by Section 409A of the Code; and

(iv)       Executive or his estate shall be entitled to a prorated Annual Bonus for the year in which Executive’s termination of employment occurs, determined based on actual performance for such year of termination (a “Prorated Annual Bonus”), payable at the same time as the annual bonus is paid to the Chief Executive Officer for such year, but (except as required by Section 409A of the Code) no later than March 15 following the year of Executive’s termination of employment.

Termination for Disability shall be effective immediately or upon notice to Executive of such termination as may be determined by the Board.  For purposes of this Agreement, “Disability” means “disability” (as defined under the Company’s disability insurance policy maintained for senior executives of the Company or the Bank from time to time) suffered by Executive for a continuous period of at least six months or for more than six months during any 12-month period.

The Company’s obligations to provide the payments and benefits to or on behalf of Executive under Section 6(b) is expressly conditioned upon Executive executing and not revoking and returning to Company a release agreement in the form attached as Exhibit A.

(c)        Termination Without Cause or by Executive for Good Reason.  The Company shall have the right to terminate Executive’s employment at any time and for any reason subject to the provisions of Section 3(a) and this Section 6(c), and Executive shall have the right to terminate his employment hereunder for Good Reason (as defined below).  In the event that the Company shall terminate Executive’s employment for any reason other than as provided in Section 6(a) or Section 6(b), or in the event Executive terminates his employment pursuant to this Section 6(c) for Good Reason, the Company shall provide Executive with the Accrued Obligations and the following payments and benefits:

(i)         A cash payment equal to the product of (A) the Severance Multiple (as defined below) multiplied by (B) Executive’s Total Compensation, payable in a lump sum within 30 days following Executive’s termination of employment;

(ii)       The Pay to Integrate Award, to the extent not previously paid, shall be paid in full in a lump sum within 60 days following Executive’s termination of employment, or any different payment timing required by Section 409A of the Code;

(iii)      The Pay to Lead Award, to the extent not previously vested, shall immediately vest in full on the date of Executive’s termination of employment and shall be settled within 60 days following such date or any different payment timing required by Section 409A of the Code;

(iv)       Any New Equity Awards shall vest immediately upon Executive’s termination of employment or services (in the case of performance-based awards, subject to the satisfaction of applicable performance goals, as determined at the end of the performance period) and shall be settled within 60 days following the date of termination (or, in the case of performance-based awards, within 60 days following the end of the applicable performance period), or any different payment timing required by Section 409A of the Code; and

(v)        Executive shall be entitled to a Prorated Annual Bonus, payable at the same time as the annual bonus is paid to the Chief Executive Officer for such year, but (except as required by Section 409A of the Code) no later than March 15 following the year of Executive’s termination of employment.

For purposes of this Agreement, “Good Reason” shall mean, without Executive’s express written consent, the occurrence of any of the following circumstances unless such circumstances are fully corrected within 30 days after Executive notifies the Company in writing of the existence of such circumstances as hereinafter provided:

(A)       the assignment to Executive of any duties, functions or responsibilities after the Effective Date other than those contemplated by Sections 3 or  4 hereof;

(B)       a reduction by the Company in Executive’s Total Direct Compensation after the Effective Date as it may be increased from time to time below an amount equal to 60% of the total direct compensation (calculated in the same manner as Executive’s Total Direct Compensation) of the Chief Executive Officer or a modification in the allocation of Executive’s Total Direct Compensation from that contemplated by Section 5(a);

(C)       the relocation of the Company’s headquarters to a location more than 50 miles from any of (I) the location in Columbia, South Carolina that served as its headquarters immediately prior to the Effective Date, (II) the location in Winter Haven, Florida that serves as its headquarters following the Effective Date or (III) Atlanta, Georgia, or the Company’s requiring Executive to be based anywhere other than such locations as are determined by Executive in accordance with Section 3(b), except for required travel on Company business; or

(D)       the failure by the Company to pay Executive any portion of Executive’s compensation within the time guidelines established pursuant to standard Company policies, or any other material breach by the Company of this Agreement.

Executive shall notify the Company in writing that he believes that one or more of the circumstances described above exists, and of his intention to terminate this Agreement for Good Reason as a result thereof, within 60 days of the time that he gains knowledge of such circumstances.  Executive shall not deliver a notice of termination of this Agreement until 30 days after he delivers the notice described in the preceding sentence, and Executive may do so only if the circumstances described in such notice have not been corrected in all material respects by the Company.

The Company’s obligations to provide the payments and benefits to or on behalf of Executive under Section 6(b) is expressly conditioned upon Executive executing and not revoking and returning to Company a release agreement in the form attached as Exhibit A.

For purposes of this Agreement, the “Severance Multiple” shall mean (i) in the case of a termination of employment that occurs other than within 12 months following a Change in Control (as defined below) that occurs after the Effective Date, two (2), and (ii) in the case of a termination of employment that occurs on or within 12 months following a Change in Control that occurs after the Effective Date, two and one-half (2.5).

For purposes of this Agreement, “Change in Control” shall mean:

(A)       a merger or consolidation of the Company with an unaffiliated entity, but not including a merger or consolidation in which any individual or group of shareholders of the Company who are the beneficial owners of more than 50% of the outstanding shares of the Company’s common stock immediately prior to such merger or consolidation are the beneficial owners of more than 50% of the outstanding shares of the common stock of the surviving corporation immediately after such merger or consolidation;

(B)       the acquisition by any individual or group (other than by the Company, any of its affiliates or any Company employee plan) during any 12-month period of beneficial ownership of more than 50% of the outstanding shares of the Company’s common stock;

(C)       the sale or disposition by the Company of all or substantially all of the Company’s assets in which any person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person) assets from the Company that have a total gross fair market value equal to more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions;

(D)       during any period of 12 consecutive months (not including any period prior to the closing date of the Merger), individuals who at the beginning of such period constitute the Board, and any new directors (other than a director designated by a person who has conducted or threatened a proxy contest, or has entered into an agreement with the

Company to effect a transaction described in clauses (A), (B) or (C) of this definition) whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of all of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved cease for any reason to constitute at least 1/3 of the directors; or

(E)       the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company.

(d)       Termination Upon Retirement.  In the event of Executive’s termination of employment due to Retirement (as defined below), and subject to Executive’s continued compliance with Sections 8 and  9 of this Agreement, the Company shall provide Executive with the Accrued Obligations and the following payments and benefits:

(i)         Any New Equity Awards shall vest immediately upon Executive’s termination of employment due to Retirement (in the case of performance-based awards, subject to the satisfaction of applicable performance goals, as determined at the end of the performance period) and shall be settled within 60 days following the date of termination (or, in the case of performance-based awards, within 60 days following the end of the applicable performance period), or any different payment timing required by Section 409A of the Code; and

(ii)       Executive shall be entitled to a Prorated Annual Bonus upon Retirement, payable at the same time as the annual bonus is paid to the Chief Executive Officer for such year, but (except as required by Section 409A of the Code) no later than March 15 following the year of Executive’s termination of employment.

For purposes of this Agreement, “Retirement” shall mean Executive’s termination of employment that occurs upon or after both (x) the Executive’s attainment of age 55 and (y) when Executive’s years of service to the Company and its affiliates (such years of service determined in accordance with the rules for determining years of service under the Company’s 401(k) Plan) is at least 10.  The termination of Executive’s employment on or following expiration of the Term shall be deemed a Retirement for purposes of this Agreement entitling Executive to the benefits set forth in this Section 6(d).

The Company’s obligations to provide the payments and benefits to or on behalf of Executive under Section 6(b) is expressly conditioned upon Executive executing and not revoking and returning to Company a release agreement in the form attached as Exhibit A.

(e)        Termination by Executive without Good Reason Prior to Becoming Retirement Eligible.  Executive shall have the right at any time voluntarily to terminate his employment and this Agreement, in which case (except as otherwise provided in Section 6(c) above) Executive shall be entitled only to the Accrued Obligations, except in the case Executive voluntarily terminates his employment or services at a time when Executive is eligible for Retirement, in which case the provisions set forth in Section 6(d) above will apply.

(f)        Resignation from Boards.  Upon termination of Executive’s employment for any reason, Executive by execution of this Agreement resigns as a member of the Board and the Bank Board, such resignation to be effective immediately at the time Executive’s employment terminates.

7.         Treatment of Certain Payments.

(a)        Section 7(b) of the Prior Agreement is incorporated herein by reference and shall apply to any payment or benefit that constitutes a “parachute payment” under Section 280G(b)(2) of the Code with respect to the Merger; provided,  however, Section 7(b) of the Prior Agreement shall be inapplicable with respect to any change in ownership or control of the Company (within the meaning of Section 280G of the Code) that occurs following the Effective Date.

(b)       Notwithstanding anything in this Agreement to the contrary, in the event a change in ownership or control of the Company (within the meaning of Section 280G of the Code) occurs following the Effective Date and the Accounting Firm (as defined below) determines that any payment or distribution to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a “Payment”)) would subject Executive to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), the Accounting Firm shall determine whether to reduce any of the Payments so that the Parachute Value (as defined below) of all Payments, in the aggregate, equals the Safe Harbor Amount (as defined below).  The Payments shall be so reduced only if the Accounting Firm determines that Executive would have a greater Net After-Tax Receipt (as defined below) of aggregate Payments if the Payments were so reduced.  If the Accounting Firm determines that Executive would not have a greater Net After-Tax Receipt of aggregate Payments if the Payments were so reduced, Executive shall receive all Payments to which Executive is entitled hereunder.  For purposes of all present-value determinations required to be made under this Section 7(b), the Company and Executive elect to use the applicable federal rate that is in effect on the date of the change in ownership or control of the Company (within the meaning of Section 280G of the Code) pursuant to Treasury Regulation § 1-280G, Q&A-32.

If the Accounting Firm determines that aggregate Payments should be reduced so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount, the Company shall promptly give Executive notice to that effect and a copy of the detailed calculation thereof.  All determinations made by the Accounting Firm under this Section 7(b) shall be binding upon the Company and Executive and shall be made as soon as reasonably practicable and in no event later than 15 days following the date of Executive’s termination of employment.  For purposes of reducing the Payments so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount, only amounts payable under the Agreement (and no other Payments) shall be reduced.  The reduction of the amounts payable hereunder, if applicable, shall be made by reducing the payments and benefits in the following order:  (i) cash payments that may not be valued under Treas. Reg. § 1.280G-1, Q&A-24(c) (“24(c)”); (ii) equity-based payments that may not be valued under 24(c); (iii) cash payments that may be valued under 24(c); (iv) equity-based payments that may be valued under 24(c); and (v) other types of benefits.  With respect to each category of the foregoing, such reduction shall occur first with respect to amounts that are not “deferred compensation” within the meaning of Section 409A of the Code and next with respect to payments that are deferred compensation, in each case, beginning with payments or benefits that are to be paid the farthest in time from the Accounting Firm’s determination.  All reasonable fees and expenses of the Accounting Firm shall be borne solely by the Company.

As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by the Company to or for the benefit of Executive pursuant to this Agreement that should not have been so paid or distributed (each, an “Overpayment”) or that amounts will not have been paid or distributed by the Company to or for the benefit of Executive pursuant to this Agreement that could have been so paid or distributed (each, an “Underpayment”).  In the event that the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against the Company or Executive that the Accounting Firm believes has a high probability of success determines that an Overpayment has been made, any such Overpayment paid or distributed by the Company to or for the benefit of Executive shall be repaid by Executive to the Company (as applicable), together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code; provided,  however, that no such repayment shall be required if and to the extent such deemed repayment would not either reduce the amount on which Executive is subject to tax under Sections 1 and 4999 of the Code or generate a refund of such taxes.  In the event that the Accounting Firm, based upon controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive, together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

To the extent requested by Executive, the Company shall cooperate with Executive in good faith in valuing, and the Accounting Firm shall take into account the value of, services provided or to be provided by Executive (including, without limitation, Executive’s agreeing to refrain from performing services pursuant to a covenant not to compete or similar covenant) before, on or after the date of a change in ownership or control of the Company (within the meaning of Section 280G of the Code), such that payments in respect of such services may be considered reasonable compensation within the meaning of Q&A-9 and Q&A-40 to Q&A-44 of the final regulations under Section 280G of the Code and/or exempt from the definition of the term “parachute payment” within the meaning of Q&A-2(a) of the final regulations under Section 280G of the Code in accordance with Q&A-5(a) of the final regulations under Section 280G of the Code.

The following terms shall have the following meanings for purposes of this Section 7(b):

(i)         “Accounting Firm” shall mean a nationally recognized certified public accounting firm or other professional organization that is a certified public accounting firm recognized as an expert in determinations and calculations for purposes of Section 280G of the Code that is selected by the Company prior to a change in ownership or control of the Company (within the meaning of Section 280G of the Code) for purposes of making the applicable determinations hereunder and is reasonably acceptable to Executive, which firm shall not, without Executive’s consent, be a firm serving as accountant or auditor for the individual, entity or group effecting the change in ownership or control of the Company.

(ii)       “Net After-Tax Receipt” shall mean the present value (as determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4)) of the Code of a Payment net of all taxes imposed on Executive with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws which applied to Executive’s taxable income for the immediately preceding taxable year, or such other rate(s) as the Accounting Firm determines to be likely to apply to Executive in the relevant tax year(s).

(iii)      “Parachute Value” of a Payment shall mean the present value as of the date of the change of control (as defined for purposes of Section 280G of the Code) of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code, as determined by the Accounting Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.

(iv)       “Safe Harbor Amount” shall mean 2.99 times Executive’s “base amount,” within the meaning of Section 280G(b)(3) of the Code.

The provisions of this Section 7 shall survive the expiration of the Agreement.

8.         Confidential Information.  Executive acknowledges that during, and as a result of, Executive’s employment with the Company and the Bank, Executive has acquired, been exposed to and had access to and will acquire, be exposed to and have access to, material data and information of the Company and its affiliates and/or its customers, suppliers or clients that is confidential or proprietary.

(a)        Use and Maintenance of Confidential Information.  At all times, both during and after the Term, Executive shall keep and retain in confidence and shall not disclose, except as required in the course of Executive’s employment with the Company and the Bank, to any person or entity, or use for his own purposes, any of this proprietary or confidential information.  For purposes of this Section 8, such information shall include, but shall not be limited to:  (i) the Company’s or the Bank’s standard operating procedures, processes, know-how and technical and product information, any of which is of value to the Company or the Bank and not generally known by the Company’s or the Bank’s competitors or the public; (ii) all confidential information obtained from third parties and customers concerning the business of the Company or its affiliates, including any customer lists or data; and (iii) confidential business information of the Company or its affiliates, including marketing and business plans, strategies, projections, business opportunities, client lists, customer list, confidential information by customers or clients, sales and cost information and financial results and performance.  Such information shall not include information that is disclosed pursuant to issuance of legal process or regulatory action, information that is in the public domain, or information disclosed to Executive by a person who has no duty to the Company or its affiliates to keep the information confidential.  Executive acknowledges that the obligations pertaining to the confidentiality and non-disclosure of information shall remain in effect indefinitely, or until the Company has released any such information into the public domain, in which case Executive’s obligation hereunder shall cease with respect only to such information so released.  This Agreement does not constitute a waiver by the Company, the Bank or any of their affiliates of trade secret protections under applicable law(s) or limit the rights of the Company, the Bank or any of their affiliates to enforce its rights under any such laws, nor does it limit any legal obligations of (or waive any rights against) Executive with respect to customer or other third-party information.  Notwithstanding anything herein to the contrary, nothing in this Agreement shall be construed as prohibiting Executive from (x) testifying in any lawsuit, (y) reporting conduct to, providing truthful information to, or participating in any investigation or proceeding conducted by any federal or state government agency or self-regulatory organization in accordance with the Securities Exchange Act of 1934 or the Sarbanes-Oxley Act of 2002, or any other provisions of state or federal law or regulation, or (z) require notification or prior approval by the Company of any activity described in clauses (x) or (y).

(b)       Return of Information.  Executive acknowledges that all information, the disclosure of which is prohibited by Section 8(a) above, is of a confidential and proprietary character and of great value to the Company, the Bank and their affiliates and shall remain the exclusive property of the Company, the Bank and their affiliates.  Upon Executive’s termination of employment, Executive agrees to immediately deliver to the Company all records, calculations, memoranda, papers, data, lists and documents of any description that refer to or relate in any way to such information and to return to the Company any of its equipment and property that may then be in Executive’s possession or under Executive’s control.

(c)        No Removal of Information.  Except as necessary to perform Executive’s job, under no circumstances shall Executive remove from the Company, the Bank or any of their affiliates any of the Company’s, the Bank’s or any of their affiliates’ books, records, documents, blueprints, customer lists, any other stored information whether stored as paper, electronically or otherwise, or any copies thereof, without the written permission of the Company or the Bank; nor shall Executive make any copies of such books, records, documents, blueprints, customer lists or other stored information for use outside of the Company’s, the Bank’s or any of their affiliates’ offices except as specifically authorized by the Company or the Bank or as necessary to perform Executive’s job.

(d)       Notice of Rights Under Section 7 of the Defend Trade Secrets Act (DTSA).  This Section 8(d) provides Executive notice as required under Section 7 of the Defend Trade Secrets Act that an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney solely for the purpose of reporting or investigating a suspected violation of the law or is made in a complaint or other document filed in a lawsuit or other proceeding, if that filing is made under seal.  This Section 8(d) also provides notice that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in court proceedings, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except under court order.

9.         Noncompetition and Nonsolicitation.

(a)        Noncompetition.  Executive shall not take any of the following actions during the applicable Noncompetition Period (as defined below):

(i)         Become employed by (as an officer, director, employee, consultant or otherwise), involved or engaged in, or otherwise commercially interested in or affiliated with (other than as a less than 5% equity owner of any corporation traded on any national, international or regional stock exchange or in the over-the-counter market) any person or entity that competes with the Company or an affiliate thereof (each, a “Company Affiliate”) in the business of providing traditional banking services or other services provided by the Company and its affiliates during the Term;

(ii)       Solicit or attempt to solicit, for competitive purposes, the business of any of the clients or customers of any Company Affiliate, or otherwise induce such customers or clients or prospective customers or clients to reduce, terminate, restrict or alter their business relationship with any Company Affiliate in any fashion; or

(iii)      Induce or attempt to induce any employee of any Company Affiliate to leave the Company for the purpose of engaging in a business operation that is competitive with the Company.

(b)       Noncompetition Period.  For purposes of this Section 9,  “Noncompetition Period” shall mean the Term and the period commencing on the date of termination of employment and ending 24 months thereafter.

(c)        Geographic Scope.  The restrictions on competition and solicitation set forth in this Section 9 shall apply to any county in the State of South Carolina, North Carolina, Virginia, Georgia, Florida, Alabama, or in any other state in which the Company or a Company Affiliate is conducting business operations during the Noncompetition Period.  However, the restrictions are intended to apply only with respect to personal activities of Executive within any such county and shall not be deemed to apply if Executive is employed by a corporation that has branch offices within any such county but Executive does not personally work in or have any business contacts with persons in such county.

(d)       Providing Copy of Agreement.  Executive shall provide a copy of this Agreement to any person or entity with whom Executive interviews that is in competition with the Company during the Noncompetition Period.

(e)        Obligations Survive.  Executive’s obligations under this Section 9 shall survive any termination of his employment with the Company.

10.       Remedies for Breach.

(a)        Executive acknowledges that the Company will have no adequate means of protecting its rights under Sections 8 and 9 other than by securing an injunction.  Accordingly, Executive agrees that the Company is entitled to enforce this Agreement by obtaining a preliminary and permanent injunction and any other appropriate equitable relief in any court of competent jurisdiction.  Executive acknowledges that the Company’s recovery of damages will not be an adequate means to redress a breach of this Agreement.  Nothing contained in this Section 10 shall prohibit the Company from obtaining any appropriate remedies in addition to injunctive relief, including recovery of damages.

(b)       In addition, Executive agrees that if a court of competent jurisdiction determines that Executive has willfully and materially breached any of the covenants set forth in Section 9, and if such material breach does not cease within 30 days following Executive’s receipt of written notice from the Company, the Company or any of its affiliates shall be entitled to set off its damages against any amount owed by the Company or any of its affiliates (or successor thereof) to Executive and cease payment of the compensation and benefits contemplated by Section 6 to the extent not previously paid or provided.  In addition, pending the resolution of such a controversy, the Company, the Bank or any of their affiliates (or successor thereof) shall be permitted to cease payment of the compensation and benefits contemplated by Section 6 to the extent not previously paid or provided.  This Section 10(b) shall in no way limit the Company’s or any of its affiliate’s right to simultaneously seek and obtain injunctive relief as set forth in Section 10(a).

(c)        If a court determines that this Agreement or any covenant contained herein is unreasonable, void or unenforceable, for any reason whatsoever, then in such event the parties hereto agree that the duration, geographic or other limitation imposed herein should be such as the court determines to be fair and reasonable, it being the intent of each of the parties hereto to be subject to an agreement that is necessary for the protection of the legitimate interest of the Company and/or any affiliate and its successors or assigns and that is not unduly harsh in curtailing the legitimate rights of Executive.  If the court declines to define less broad permissible restrictions, the parties agree to submit to binding arbitration the permissible scope of reasonable restrictions, pursuant to the Federal Arbitration Act and/or South Carolina Uniform Arbitration Act, and agree that such arbitration result shall be incorporated into this Agreement and that this Agreement will be amended accordingly.

11.       General Provisions(a)           .

(a)        Waiver of Rights.  In consideration of the employment offered hereunder and the payments made pursuant to Section 5 and the other terms of this Agreement, Executive acknowledges that the Prior Agreement is hereby terminated, except as otherwise set forth in this Agreement, and Executive forever waives, releases and discharges the Company, any Company Affiliate, and any of their subsidiaries, shareholders or affiliates and any of their successors and assigns from any claims, rights and privileges under the Prior Agreement.

(b)       Entire Agreement.  This Agreement contains the entire understanding between the parties hereto relating to the employment of Executive by the Company and supersedes any and all prior employment or compensation agreements between the Company and Executive, except as otherwise set forth in this Agreement.

(c)        Assignability.  Neither this Agreement nor any right or interest hereunder shall be assignable by Executive, his beneficiaries or legal representatives, without the Company’s prior written consent; provided,  however, that nothing shall preclude (i) Executive from designating a beneficiary to receive any benefit payable hereunder upon his death or Disability, or (ii) the executors, administrators or other legal representatives of Executive or his estate from assigning any rights hereunder to the person or persons entitled thereunto.

(d)       Binding Agreement.  This Agreement shall be binding upon, and inure to the benefit of, Executive and the Company and their permitted successors and assigns.

(e)        Amendment of Agreement.  This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

(f)        Insurance.  The Company, at its discretion, may apply for and procure in its own name and for its own benefit, life insurance on Executive in any amount or amounts considered advisable; and Executive shall have no right, title or interest therein.  Executive shall submit to any medical or other examination and execute and deliver any applications or other instruments in writing as may be reasonably necessary to obtain such insurance.

(g)        Severability.  If any provision contained in this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.  If a court determines that this Agreement or any covenant contained herein is unreasonable, void or unenforceable, for any reason whatsoever, then in such event the parties hereto agree that the duration, geographical or other limitation imposed herein should be such as the court, or jury, as the case may be, determines to be fair and reasonable, it being the intent of each of the parties hereto to be subject to an agreement that is necessary for the protection of the legitimate interest of the Company and its successors or assigns and that is not unduly harsh in curtailing the legitimate rights of the Executive.

(h)       Notices.  All notices under this Agreement shall be in writing and shall be deemed effective when delivered in person (with respect to the Company, to the Company’s secretary) or when mailed, if mailed by certified mail, return receipt requested.  Notices mailed shall be addressed, in the case of Executive, to his last known residential address, and in the case of the Company, to its corporate headquarters, attention of the Secretary, or to such other address as Executive or the Company may designate in writing at any time or from time to time to the other party in accordance with this Section 11(h).

(i)         Waiver.  No delay or omission by either party hereto in exercising any right, power or privilege hereunder shall impair such right, power or privilege, nor shall any single or partial exercise of any right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege.  The provisions of this Section 11(i) cannot be waived except in writing signed by both parties.

(j)        Governing Law.  This Agreement shall be governed and construed in accordance with the laws of the State of South Carolina.

(k)       Arbitration.  BOTH THE COMPANY AND EXECUTIVE HEREBY KNOWINGLY WAIVE THEIR RIGHT TO A JURY TRIAL.  This contract is subject to arbitration pursuant to the Uniform Arbitration Act, as adopted in South Carolina at Section 15- 48-10 through Section 15-48-240, South Carolina Code of Laws (1976, as amended).  Any controversy or claim arising out of or relating to this Agreement or the validity, interpretation, enforceability or breach thereof, which is not settled by agreement among the parties, shall be settled by arbitration in Columbia, South Carolina, in accordance with the Rules of the American Arbitration Association, and judgment upon the award rendered in such arbitration may be entered in any court having jurisdiction.  All expenses (including, without limitation, legal fees and expenses) incurred by Executive in connection with, or in prosecuting or defending, any claim or controversy arising out of or relating to this Agreement shall be paid by the Company on a monthly basis.

(l)         Section 409A of the Code.

(i)         General.  It is intended that payments and benefits made or provided under this Agreement shall not result in penalty taxes or accelerated taxation pursuant to Section 409A of the Code.  Any payments that qualify for the “short-term deferral” exception, the separation pay exception or another exception under Section 409A of the Code shall be paid under the applicable exception.  For purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under this Agreement shall be treated as a separate payment of compensation.  All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under Section 409A of the Code to the extent necessary in order to avoid the imposition of penalty taxes on Executive pursuant to Section 409A of the Code.  In no event may Executive, directly or indirectly, designate the calendar year of any payment under this Agreement, and to the extent required by Section 409A of the Code, any payment that may be paid in more than one taxable year shall be paid in the later taxable year.

(ii)       Reimbursements and In-Kind Benefits.  Notwithstanding anything to the contrary in this Agreement, all reimbursements and in-kind benefits provided under this Agreement that are subject to Section 409A of the Code shall be made in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (A) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement); (B) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (C) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (D) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(iii)      Delay of Payments.  Notwithstanding any other provision of this Agreement to the contrary, if Executive is considered a “specified employee” for purposes of Section 409A of the Code (as determined in accordance with the methodology established by the Company and its affiliates as in effect as of

Executive’s separation from service (as determined in accordance with Section 409A of the Code)), any payment that constitutes nonqualified deferred compensation within the meaning of Section 409A of the Code that is otherwise due to Executive under this Agreement during the six-month period immediately following Executive’s separation from service on account of Executive’s separation from service shall be accumulated and paid to Executive on the first business day of the seventh month following his separation from service (the “Delayed Payment Date”), to the extent necessary to prevent the imposition of tax penalties on Executive under Section 409A of the Code.  If Executive dies during the postponement period, the amounts and entitlements delayed on account of Section 409A of the Code shall be paid to the personal representative of his estate on the first to occur of the Delayed Payment Date or 30 calendar days after the date of Executive’s death.

(m)      Tax Withholding.  Notwithstanding any other provision of this Agreement, the Company and its affiliates may withhold from any amounts payable under this Agreement, or any other benefits received pursuant hereto, any federal, state and/or local taxes as shall be required to be withheld under any applicable law or regulation.

(n)       Indemnification.  The Company and the Bank shall indemnify Executive and hold him harmless to the fullest extent permitted by the laws of the State of South Carolina against and in respect of any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses, losses and damages resulting from Executive’s good-faith performance of his duties and obligations with the Company, the Bank and their respective affiliates.  The Company and the Bank shall cover Executive under directors’ and officers’ liability insurance both during and, while potential liability exists, after employment in the same amount and to the same extent as the Company and the Bank cover their other officers and directors (including the Chief Executive Officer).  These obligations shall survive the termination of Executive’s employment with the Company, the Bank and their respective affiliates.  If any proceeding is brought or threatened against Executive in respect of which indemnity may be sought against the Company, the Bank or their respective affiliates pursuant to the foregoing, Executive shall notify the Company promptly in writing of the institution of such proceeding and the Company, the Bank and their respective affiliates shall assume the defense thereof and the employment of counsel and payment of all fees and expenses; provided,  however, that if a conflict of interest exists between the Company, the Bank or the applicable affiliate and Executive such that it is not legally practicable for the Company, the Bank or the applicable affiliate to assume Executive’s defense, Executive shall be entitled to retain separate counsel, and the Company, the Bank or the applicable affiliate shall assume payment of all reasonable fees and expenses of such counsel.

(o)        Survival.  The parties to the Agreement acknowledge and agree that, notwithstanding anything to the contrary set forth herein, the terms and conditions set forth under Sections 6 through 11 of this Agreement shall survive the termination of Executive’s employment and the expiration of the term of this Agreement.

(p)       Section Headings; Construction.  The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation hereof.  For purposes of this Agreement, the term “including” shall mean “including, without limitation.”

(q)       Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed an original, and said counterparts shall constitute only one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

SOUTH STATE CORPORATION

/s/ Renee R. Brooks
By:	Renee R. Brooks
Its:	Chief Operating Officer

EXECUTIVE

/s/ Robert R. Hill, Jr.
Robert R. Hill, Jr.

[Signature Page to Hill Employment Agreement]

EXHIBIT A

RELEASE AGREEMENT

THIS RELEASE AGREEMENT (hereinafter “Agreement”) is made and entered into as of [•], by and between South State Corporation and [Surviving Bank] (collectively, the “Company”), on the one hand, and Robert R. Hill, Jr. (“Executive”), on the other hand. The Company and Executive are sometimes referred to collectively herein as the “Parties.” Any capitalized terms not expressly defined herein have the meanings set forth in the Employment Agreement (as defined below).

WHEREAS, [Surviving Bank] (the “Bank”) and Executive are parties to an Employment Agreement, dated as of January 25, 2020 (the “Employment Agreement”), pursuant to which Executive is eligible, subject to the terms and conditions set forth in the Employment Agreement, to receive, among other things, the [include description of applicable severance payments and benefits] in connection with Executive’s termination of employment;

NOW, THEREFORE, in consideration of the payments and benefits being provided pursuant to the Employment Agreement (the consideration provided for thereunder) and of other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged by the parties, it is agreed as follows:

1.         In exchange for the consideration referenced above, Executive hereby completely, irrevocably, and unconditionally releases and forever discharges the Company, and any of its affiliated companies, any of their predecessor entities, and each and all of their officers, agents, directors, supervisors, employees, representatives, and their successors and assigns, and all persons acting by, through, under, for, or in concert with them, or any of them, in any and all of their capacities (hereinafter individually or collectively, the “Released Parties”), from any and all charges, complaints, claims, demands, actions, causes of action, obligations, judgments, obligations, liabilities and expenses (inclusive of attorneys’ fees) of any kind or nature whatsoever, known or unknown, suspected or unsuspected (hereinafter referred to as “Claim” or “Claims”) which Executive at any time heretofore had or claimed to have or which Executive may have or claim to have or may in the future have arising out of  or regarding events that have occurred as of the Effective Date of this Agreement, including, without limitation, or in any way related to the Executive’s hire, benefits, employment, termination, or separation from employment with the Company, any of its affiliated companies or any of their predecessor entities, and any actual or alleged act, omission, transaction, practice, conduct, occurrence, or other matter, including, but not limited to:

(a)  any and all claims under Title VII of the Civil Rights Act, as amended, the Americans with Disabilities Act, as amended, the Family and Medical Leave Act, as amended, with respect to existing but not prospective claims, the Fair Labor Standards Act, the Equal Pay Act, as amended, the Employee Retirement Income Security Act, as amended (with respect to unvested benefits), the Civil Rights Act of 1991, as amended, 42 U.S.C. Section 1981, the Worker Adjustment and Retraining Notification Act,  as amended, the National Labor Relations Act, as amended, the Age Discrimination in Employment Act, as amended (the “ADEA”), the Uniform Services Employment and Reemployment Rights Act, as amended, the Genetic Information Nondiscrimination Act of 2008, all of their respective implementing regulations, and any other federal, state, local, or foreign law (statutory, regulatory, or otherwise) that may be legally waived and released;

(b)  any and all claims for compensation of any type whatsoever, including but not limited to claims for salary, wages, bonuses, commissions, incentive compensation, vacation, personal days, leave (including family or medical leave) and severance that may be legally waived and released, other than (i) the [include description of applicable severance payments and benefits], and (ii) any accrued but unpaid base salary and any rights to vested benefits, such as pension or retirement benefits, the rights to which are governed by the terms of the applicable plan documents;

(c)  any and all claims arising under tort, contract, and quasi-contract law, including but not limited to claims of breach of an expressed or implied contract, tortious interference with contract or prospective business advantage, breach of the covenant of good faith and fair dealing, promissory estoppel, detrimental reliance, invasion of privacy, nonphysical injury, personal injury or sickness or any other harm, wrongful or retaliatory discharge, fraud, defamation, slander, libel, false imprisonment, and negligent or intentional infliction of emotional distress; and

(d)  any and all claims for monetary or equitable relief, including but not limited to attorneys' fees, back pay, front pay, reinstatement, experts’ fees, insurance, medical fees or expenses, costs, and disbursements.

This general release and waiver of Claims excludes, and the Executive does not waive, release, or discharge: (A) any right to file an administrative charge or complaint with the Equal Employment Opportunity Commission, or other similar federal or state administrative agencies, although the Executive waives any right to monetary relief related to such a charge or administrative complaint; (B) claims for unemployment benefits and workers’ compensation; (C) indemnification or directors and officers insurance rights the Executive has against the Company; or (D) claims to the Accrued Obligations or relating to the obligations of the Company or its affiliates to Executive under the Employment Agreement or any other plan, policy or arrangement of the Company that, by the applicable terms, are to be performed after the date hereof.  If the Executive applies for unemployment benefits, the Company will respond truthfully, completely, and timely to any inquiries by the [applicable state agency] concerning the Executive's separation from employment.

2.         In further consideration of the payments and benefits provided to the Executive in this Agreement, Executive hereby irrevocably and unconditionally fully and forever waives, releases, and discharges the Company from any and all Claims, whether known or unknown, from the beginning of time to the date of the Executive’s execution of this Agreement arising under the Age Discrimination in Employment Act (ADEA), as amended, and its implementing regulations. By signing this Agreement, the Executive hereby acknowledges and confirms that:

(a)  by this Agreement, the Executive has been advised in writing of the right to consult with an attorney of the Executive’s choosing and has consulted with such counsel as the Executive believed was necessary before executing this Agreement;

(b)  the Executive knowingly, freely, and voluntarily assents to all of the terms and conditions set out in this Agreement including, without limitation, the waiver, release, and covenants contained in it;

(c)  the Executive is executing this Agreement, including the waiver and release, in exchange for good and valuable consideration in addition to anything of value to which the Executive is otherwise entitled;

(d)  the Executive was given at least [twenty-one (21)][forty-five (45)] days to consider the terms of this Agreement and consult with an attorney of the Executive’s choice, although the Executive may sign the Agreement sooner, if desired. Changes to this Agreement, whether material or immaterial, do not restart the running of the [twenty-one (21)][forty-five (45)] day period;

(e)  the Executive understands that the Executive has seven (7) days from signing this Agreement to change his/her mind and revoke the waiver of the age claims in this Agreement by delivering notice of revocation to [•] at 1951 8th Street NW, Winter Haven, FL  33881, by email at [•] or by fax at (863) 291-3008, by the end of this seven-day period; and

(f)  the Executive understands that the release contained in this paragraph does not apply to rights and claims that may arise after the Executive signs this Agreement.

No payments shall be made to the Executive under this Agreement before the Effective Date. If the Executive timely revokes the Agreement, no payments shall be made under this Agreement.

3.         The Executive has not filed, and agrees not to initiate or cause to be initiated on his or her behalf, any complaint, charge, Claim or proceeding against the Releasees before any local, state or federal agency, court or other body (each, individually, a “Proceeding”), and agrees not to participate voluntarily in any Proceeding.  The Executive represents and warrants that he or she has not assigned any of the Claims being released under this Agreement.

4.         The Executive hereby reaffirms and acknowledges and agrees that he or she  remains subject to the covenants set forth in Sections 8 and 9 of the Employment Agreement, which are incorporated into  this Release by reference. To the extent Executive violates in any material respect the terms of Sections 8 and 9 of the Employment Agreement, in addition to any other remedies available to the Bank, the Executive shall forfeit on the Executive's own behalf and that of beneficiary(ies) any rights to and interest in any severance or other benefits under the Employment Agreement or other contract the Executive has with the Bank or any of its affiliates.

5.         Nothing in this Agreement or otherwise limits the Executive’s ability to communicate directly with and provide information, including documents, not otherwise protected from disclosure by any applicable law or privilege to the Securities and Exchange Commission (the “SEC”), any other federal, state or local governmental agency or commission (“Government Agency”) or self-regulatory organization regarding possible legal violations, without disclosure to the Company. The Company may not retaliate against the Executive for any of these activities, and  nothing in this Agreement requires the Executive to waive any monetary award or other payment that the Executive might become entitled to from the SEC or any other Government Agency or self-regulatory organization. Further, nothing in this Agreement precludes the Executive from filing a charge of discrimination with the Equal Employment Opportunity Commission or a like charge or complaint with a state or local fair employment practice agency. However, once this Agreement becomes effective, the Executive may not receive a monetary award or any other form of personal relief from the Company in connection with any such charge or complaint that the Executive filed or is filed on the Executive’s behalf. Pursuant to the Defend Trade Secrets Act of 2016, the parties hereto acknowledge and agree that the Executive shall not have criminal or civil liability under any federal or state trade  secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state, or local  government official, either directly or indirectly, or to an attorney and (B) solely for the purpose of reporting or investigating a suspected violation of  This Agreement shall not in any way be construed as an  admission by the Company of any acts of unlawful conduct, wrongdoing or discrimination against Executive, and the Company specifically disclaims any liability to Executive on the part of itself, its employees, or its agents.

6.         This Agreement sets forth the entire agreement between the Company and Executive pertaining to the subject matter hereof (except as otherwise set forth herein) and fully supersedes any and all prior agreements or understandings among the Company and Executive pertaining to the subject matter hereof (except as otherwise set forth herein). This Agreement cannot be amended, modified, or supplemented in any respect except by written agreement entered into and signed by the parties hereto.

7.         This Agreement shall be governed by the laws of the State of South Carolina without giving effect to conflict of laws principles.

8.         Executive hereby acknowledges that Executive has read and understands the terms of this Agreement and that Executive signs it voluntarily and without coercion. Executive further acknowledges that Executive was given an opportunity to consider and review this

Agreement and the waivers contained in this Agreement, that Executive has done so and that the waivers made herein are knowing, conscious and with full appreciation that Executive is forever foreclosed from pursing any of the rights so waived.

9.         The Agreement may be signed in counterparts, and each counterpart shall be considered an original for all purposes.

PLEASE READ THIS AGREEMENT CAREFULLY;

IT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and Executive has executed this Agreement as of the date set forth below each Party’s signature line.

EXECUTIVE	SOUTH STATE CORPORATION
Signature:	By:
Print Name:	Name:
Date:	Title:
Date:

[SURVIVING BANK]

By:
Name:
Title:
Date: